SCHEDULE 3
                    Environmental Objections
              (at date of Asset Purchase Agreement)


                         Grove City, OH

1. Remaining contamination apparently resulting from leaks at diesel and heating oil underground storage tank systems west of plant building.

2. Soil staining underneath 750-gallon diesel above-ground storage tank west of plant building.

3. Drums described in table at page 9 and photograph 16 of Phase I report.

4. Soil staining in the vicinity of 8 - 55 gallon drums north of the curing kiln.

5. Soil staining in the vicinity of many empty drums on eastern portion of site, shown on photograph no. 14 of Phase I report.

                           Westfield, IN

6. Soil or gravel staining underneath two above-ground storage tanks west of plant building.

7. Ten full drums inside the plant building, and associated staining. See Phase I report, page 9 and photograph 13.

8. Full drums around and in maintenance shed, and associated soil staining.

9. Drums on the northern part of the site, and associated stained gravel.

10.  Two drums in concrete storage yard, west of creek.

11. Pole-mounted transformer leak, described at page 9 of Phase I report.



M1:0012072.03